EXHIBIT 23



               Consent of Independent Auditors



We consent to the incorporation by reference, in the Offering Circular and Consent Solicitation of Richardson Electronics, Ltd. for the Offer to Exchange its 8-1/4% Convertible Senior Subordinated Debentures due June 15, 2006 for its 7-1/4% Convertible Subordinated Debentures due December 15, 2006, of our report dated July 10, 1996, with respect to the consolidated financial statements and schedules of Richardson Electronics, Ltd. included in the Annual Report on Form 10-K for the year ended May 31, 1996.

                         Ernst & Young LLP

Chicago, Illinois
December 16, 1996